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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MedicaLogic, Inc.:

    We consent to incorporation by reference in the Registration Statements (Nos. 333-94751 and 333-94761) on Form S-8 of MedicaLogic, Inc. of our report dated February 4, 2000, with respect to the consolidated balance sheets of MedicaLogic, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended
December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of MedicaLogic, Inc.

                                          /s/ KPMG LLP

Portland, Oregon
March 8, 2000